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                                                                    Exhibit 99.1

         SBA Communications Corporation Adopts Stockholder Rights Plan

BOCA RATON, Fla.,--January 11, 2002--SBA Communications Corporation (Nasdaq:
SBAC) announced today that its board of directors has adopted a Stockholder Rights Plan. The Rights Plan is intended to assist the company in pursuing its long-term business strategies and enhancing stockholder value.

"SBA believes stockholder rights plans have been an effective tool for many public companies seeking to preserve and enhance stockholder value," said Jeffrey A. Stoops, President and Chief Executive Officer. "The Stockholder Rights Plan will help SBA to ensure that any proposed transaction involving SBA is in the best interests of all SBA stockholders. The rights are similar to those adopted by many public companies and are designed to protect stockholders of the company in the event of any proposed takeover of the company. The adoption of the plan is simply a matter of good corporate planning and is not in response to any specific effort to acquire control of SBA, nor is the board aware of any such effort."

In connection with the adoption of the Rights Plan, the board declared a dividend of one preferred stock purchase right for each outstanding share of the company's common stock. Each of these rights, which are currently not exercisable, will entitle the holder to purchase one -thousandth (1/1000) of a share of the company's newly designated Series E Junior Participating Preferred Stock. In the event that any person or group acquires beneficial ownership of 15% or more of the outstanding shares of the company's common stock or commences or announces an intention to commence a tender offer that would result in such person or group owning 15% or more of the company's common stock, each holder of a right (other than the acquiror) will be entitled to receive, upon payment of the exercise price, a number of shares of common stock having a market value equal to two times the exercise price of the Right. In order to retain flexibility and the ability to maximize stockholder value in the event of transactions that may arise in the future, the board retains the power to redeem the Rights for a set amount.

The distribution of the rights will be made on January 25, 2002 and is payable to stockholders of record at the close of business on that date. Initially the Rights will be attached to the certificates representing outstanding common stock and no separate Rights certificates will be distributed. The Rights will expire on January 10, 2012, unless earlier redeemed or exchanged or terminated in accordance with the rights agreement.

Details of the Rights distribution will be contained in a letter to be mailed to all SBA stockholders as of January 25, 2002.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses -- site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pamela J. Kline, Vice President, Capital Markets, at (561) 995-7670.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on April 2, 2001. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company's future financial performance, such factors include, but are not limited to, (1) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; (2) our ability and the ability of our customers to access, and the client's willingness to expend, sufficient capital to fund expansion of networks and new tower builds and acquisitions; (3) our ability to secure as many site leasing tenants as planned; (4) our ability to expand our site leasing business and maintain or expand our site development business; (5) our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (6) our ability to identify and acquire new towers, including our capability to timely complete due diligence and obtain third party consents; (7) our ability to retain current lessees on newly acquired towers; (8) our ability to realize economies of scale for newly acquired towers; (9) the continued dependence on towers and outsourced site development services by the wireless communications industry; (10) our ability to compete effectively for new tower opportunities and site development services in light of increased competition;
(11) our ability to continue to comply with covenants and the terms of our senior secured facility; and (12) our ability to raise substantial additional financial to expand our tower holdings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.